.
Exhibit 10.19
2019 Performance Share Award Program

The 2019 Performance Share Award Program (the “Program”) will utilize a Return on Invested Capital (“ROIC”) target as the financial measure for determining performance and award outcomes. These metrics for the 2019 Program will be measured over a three-year period beginning January 1, 2019 and ending December 31, 2021.
Participants can earn between 0% and 200% of the target award.

ROIC
ROIC is a measure of how well a company is using its money to generate returns. For purposes of the Program, ROIC is defined as:

Net operating profit after taxes “NOPAT”1 / [Debt - Cash + Stockholder Equity (Deficit) - Deferred tax asset associated with Tembec Net Operating Losses (“NOL’s”)2]

ROIC Level for 2019	Award (Expressed as a Percent of Target)
12.1% or greater	200%
Greater than 10.5%, but less than 12.1%	100%, plus 6.25% for each incremental 0.1% ROIC over 10.5%
Greater than or equal to 9.5%, but less than 10.5%	100%
Greater than 7.9%, but less than 9.5%	30%, plus 4.38% for each incremental 0.1% ROIC over 7.9%
Equal to 7.9%	30%
Less than 7.9%	0%

The final number of shares of RYAM stock to be granted in respect of an award will be determined as follows:

•	The ROIC performance will be calculated and payout levels will be determined by the Board and communicated separately.

•
Payment, if any, will be made in RYAM stock, and may be reduced, to the extent allowed under applicable regulations, by the number of shares of stock equal in value to the amount needed to cover associated tax liabilities.

•	Dividend equivalents and interest will be paid in cash on the number of RYAM shares of stock earned under the Program.

•
Dividend equivalents and interest will be calculated by taking the dividends paid on one share of RYAM stock during the performance period times the number of shares of stock awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually; from the date such cash dividends were paid by the Company.

•
Total awards will be valued on March 1, 2022, following the end of the three-year performance period, using the average of the closing price of the ten trading days preceding this date. Awards, including dividends and interest, will be distributed to participants as soon as practicable following the valuation dates.

•	Target awards will be prorated in cases of retirement, death, or disability in accordance with Plan provisions.

•	The following will be excluded from the ROIC calculation:

◦	Additional impact of accounting expense associated with the plan.

◦	Unusual non-recurring income and expense items defined as below.
•business acquisition costs (including specific integration costs)

▪	one-time costs associated with the cost to achieve synergies

▪	foreign exchange gains or losses associated with the revaluation of long-term assets or liabilities

1 NOPAT = (Operating profit less excluded items) x (1-estimated cash tax rate of 10.0%)
2 Net Operating Losses are a result of deferred tax losses acquired with the acquisition of Tembec Inc.

▪	environmental liability adjustments in excess of Long Range Plan (“LRP”) amounts

▪	restructuring and impairment charges

▪	gains or losses due to bond repurchases

▪	financing issuance costs

▪	changes in accounting methods or principals different than those assumed in the LRP

◦
Results of material business acquisitions not included in the calculation of the target ROIC amounts above will be excluded in the year of the acquisition but included in the calculations for the remaining years of the program.

TSR Modifier

For certain employees, awards will consist of an additional metric used as a “modifier” to the total award. This metric is Total Shareholder Return (“TSR”) and for purposes of this Program, the S&P SmallCap 600 Capped Materials Index was selected as the peer group and will consist of the companies in the index on January 1, 2019. The starting point for calculation purposes will be determined by averaging the twenty trading day’s closing price preceding January 1, 2019, and the ending TSR calculation will be based on the twenty trading day’s closing price preceding December 31, 2021, with accumulated dividends (if paid) included in the calculation.

The final results of the 2019 program will be modified as follows:

TSR Ranking	Modifier
Below the 25th percentile	Results are reduced by 25%
Greater than or equal to the 25th percentile but less than the 75th percentile	Results are not modified
Greater than or equal to the 75th percentile	Results are increased by 25%

2